Exhibit 99.1

Bionik Laboratories Advances InMotion AnkleBot into Commercial Development

– InMotion AnkleBot developed at MIT by preeminent leaders in robotics technology development –

– AnkleBot is designed to address major complications for stroke patients through optimizing the use of robotics –

– Company expects commercial launch Q1 2018 –

TORONTO and BOSTON – December 20, 2016 – Bionik Laboratories Corp. (OTCQX: BNKL) (“Bionik” or the "Company"), a global pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders, announced today that the Company is advancing the InMotion AnkleBot from research use into commercial development.

The InMotion AnkleBot is an exoskeletal robotic system using the same design principles used in InMotion upper extremity rehabilitation systems. The AnkleBot is based on a design developed at the Newman Laboratory for Biomechanics and Human Rehabilitation at MIT, and is currently available in multiple clinics for research in the U.S. Bionik expects to file for U.S. Food and Drug Administration (FDA) clearance in the third quarter of 2017 with planned market introduction in the first quarter of 2018.

Peter Bloch, Chief Executive Officer and Chairman of the Board, stated, “We are very excited to be advancing our InMotion AnkleBot into its next stage of development and towards commercialization. We are focused on aggressively advancing our development and commercialization strategy designed to provide robotic rehabilitation product solutions for a continuum of care from the hospital to the home setting, representing an $11 billion addressable market. We believe the execution of our commercial strategy has the potential to build tremendous value to our shareholders and importantly, provide life-changing solutions for individuals with mobility challenges.”

In the clinical setting, the InMotion AnkleBot has been used on a number of patients and has been studied extensively. In a previously conducted study, the InMotion AnkleBot was tested in a single-arm pilot study with a convenience sample of 8 stroke survivors with chronic hemiparetic gait, trained and tested in a laboratory. During the six-week study, subjects trained in dorsiflexion–plantarflexion by playing video games with the robot during three 1-hour training sessions weekly, totaling 560 repetitions per session. The subjects were then assessed in a variety of areas including paretic ankle ranges of motion, strength, motor control, and overground gait function. The stroke survivors involved in the study showed an improvement in the paretic ankle motor control of the impaired ankle, along with faster and smoother movements. Additionally, the InMotion AnkleBot research consistently showed that subjects had, on average, an improvement of 20% in walking speed.

Dr. Hermano I. Krebs, Chief Science Officer, stated, “In gait, the ankle plays an important role in shock absorption due to foot placement and for propulsion during walking and balance, the ankle is critical. Following stroke, drop foot is a common lower extremity impairment, caused by a weakness in the dorsiflexor muscles that lift the foot.”

“Two major complications of drop foot are slapping of the foot after heel strike, foot slap, and dragging of the toe during swing, toe swing. In addition to inadequate dorsiflexion, toe up, the paretic ankle also suffers from excessive inversion. This begins in the swing phase and results in toe contact, as opposed to heel contact, and lateral instability in stance. The InMotion AnkleBot is designed to address these complications through optimizing the use of robotics in a manner that is consistent with the latest clinical research and neuroscience, taking into account recent understanding on motor learning interference and motor memory consolidation,” concluded Dr. Krebs.

About Bionik Laboratories

Bionik Laboratories (OTCQX:BNKL), is a global, pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and paraplegic patients, including three products on the market and four products in varying stages of development. The InMotion Systems - the InMotion ARM™, InMotion Wrist™, InMotion Hand™ and InMotion AnkleBot™, are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. ARKE is expected to be designed to continually adapt to a patient’s ability and provide real time feedback to the physiotherapist.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the successful integration of IMT with Bionik and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories Corp. Investor and Media Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 996-0239

jenene@jenenethomascommunications.com

SOURCE: Bionik Laboratories Corp.

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